UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010 (June 16, 2010)

CASCADE BANCORP
(Exact name of registrant as specified in its charter)

Oregon	0-23322	93-1034484
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 NW Wall Street
Bend, Oregon 97701
(Address of principal executive offices (Zip Code)

(541) 385-6205
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2009, Cascade Bancorp (NASDAQ: CACB) (the “Company”) received notification from The Nasdaq Stock Market (“Nasdaq”) that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2) (the “Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until June 15, 2010, to regain compliance with the Rule.

On June 16, 2010, the Company received a letter from Nasdaq advising the Company that it had not regained compliance with the Rule and is not eligible for an additional 180 calendar day compliance period given that it does not meet The Nasdaq Capital Market initial listing standard set forth in Listing Rule 5505.  Nasdaq advised the Company that its Common Stock will be delisted from Nasdaq at the opening of business on June 25, 2010 unless it files an appeal of Nasdaq’s decision with the Nasdaq listing qualifications hearings panel.

The Company has been granted a hearing to appeal Nasdaq’s decision, which will allow the Company to remain listed and suspend any possible delisting until the completion of the appeal process.  The appeal hearing is currently scheduled for July 22, 2010.  The shareholders of the Company have approved reverse splits of the Company’s Common Stock at various levels, up to a 1 for 10 reverse split.  The Company believes that implementation of the reverse split will permit the Company to regain compliance with the Rule.  The Company has not implemented a reverse split to date due to its ongoing discussions relating to raising additional capital.

Item 9.01   Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CASCADE BANCORP

Date: June 22, 2010	By:	/s/ Patricia L. Moss
Patricia L. Moss
Chief Executive Officer